Exhibit 107

Calculation of Filing Fee Tables

           F-1

(Form Type)

              Blue-Touch Holdings Group Co., Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security	Security	Fee	Amount	Proposed	Proposed	Fee Rate	Amount of
	Type	Class	Calculation	Registered	Maximum	Maximum		Registration
		Title	or Carry		Offering	Aggregate		Fee
			Forward		Price Per	Offering
			Rule		Unit	Price(1)
Fees to Be Paid	Equity	Ordinary shares, par value $0.0005 per share	Rule 457(a)	2,000,000	$6.00	$12,000,000	0.00014760	$1,771.20
	Equity	Representative’s warrants(2)	Rule 457(g)	–	–	–	–	–
	Equity	Ordinary shares underlying the representative’s warrants(3)	Rule 457(a)	60,000	$6.60	$396,000	0.00014760	$58.45
	Total Offering Amounts					$12,396,000		$1,829.65
	Total Fees Previously Paid							$2,298.22
	Total Fee Offset							$0
	Net Fee Due							$0

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	In accordance with Rule 457(g) under the Securities Act, because the Registrant’s ordinary shares underlying the representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(3)	The Registrant will issue to the representative of the several underwriters warrants to purchase up to an aggregate number of ordinary shares equal to 3% of the total number of ordinary shares sold in this offering. Such warrants shall have an exercise price equal to 110% of the initial public offering price of the ordinary shares sold in this offering and shall be exercisable cashless for a period of five years from the commencement of sale of this offering.